SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date Of Earliest Event Reported): April 30, 2004.

COLLINS & AIKMAN FLOORCOVERINGS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	333-88212	58-2151061
(State or other jurisdiction of incorporation or organization	(Commission File No.)	(IRS Employer Identification No.)

311 Smith Industrial Boulevard

Dalton, Georgia 30721

(Address of principal executive offices, including zip code)

(706) 259-9711

(Registrant’s telephone number, including area code)

None.

(Former name or Former Address if Changed Since Last Report)

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits.

(c) Exhibits

99.1	Press Release issued April 30, 2004.

Item 12.	Results of Operations and Financial Condition.

On April 30, 2004, Tandus Group, Inc. (the “Company”), which includes Collins & Aikman Floorcoverings, Inc., and its subsidiaries, issued a press release announcing its financial results for the fiscal fourth quarter and year ended January 31, 2004 (the “Press Release”). A copy of the Press Release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

The Press Release contains disclosure regarding the Company’s Adjusted EBITDA. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization and the cumulative effect of change in accounting principle, plus Chroma cash dividends and minority interest in income of subsidiary, non-recurring costs associated with an unsuccessful acquisition and a non-cash charge related to the impairment of a supply agreement at Extrusion, less equity in earnings of Chroma and the non-cash gain on forgiveness of debt. The most directly comparable financial measure calculated in accordance with accounting principles generally accepted in the United States is net income. A reconciliation of net income to Adjusted EBITDA is contained in the Press Release.

Adjusted EBITDA is presented because it is commonly used by certain investors and analysts to analyze a company’s ability to service debt. The Company utilizes Adjusted EBITDA as (a) a benchmark for its annual budget and long range plan, (b) a valuation method for potential acquisitions, and (c) a measure to determine compliance with senior credit facility debt covenants. Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered an alternative to operating income or net income as a measure of operating performance or to net cash provided by operating activities as a measure of liquidity. Because Adjusted EBITDA is not calculated identically by all companies, the presentation in the Press Release or financial statements may not be comparable to those disclosed by other companies.

The information in this Current Report on Form 8-K is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLLINS & AIKMAN FLOORCOVERINGS, INC.

Date: April 30, 2004	/s/ Stephen M. Powell

Stephen M. Powell, Vice President of Finance